EXHIBIT 3.5
                               Geisinger Agreement

                               SERVICES AGREEMENT
                                     BETWEEN

                            GATEWAY ACCESS SOLUTIONS
                                       AND
                            GEISINGER SYSTEM SERVICES


Geisinger System Services, on behalf of itself and as agent for its affiliated entities, a not-for-profit Pennsylvania corporation with its principal place of business in Danville, Pennsylvania ("Geisinger") and Gateway Access Solutions, a Nevada corporation with its principal place of business in Danville PA ("GAS") therefore enter into this agreement dated 7/23, 2003 ("Agreement").

WHEREAS, Geisinger is responsible for obtaining data communications at many locations in Pennsylvania; and

WHEREAS, such capability must be highly reliable in that it is necessary for efficient patient care, which makes it necessary for Geisinger to provide redundant connections; and

WHEREAS, GAS, an Internet Service Provider, is capable of providing highly reliable data communications service using wireless technology which minimizes the possibility of simultaneous failure of connections; and

WHEREAS, Geisinger and GAS desire to enter into this Agreement for the provision of data communication services; and

NOW THEREFORE, in consideration of the mutual covenant contained herein and intending to be legally bound, the parties agree as follows:


1. DEFINITIONS

     "Acceptance" shall mean the later of thirty (30) days after Hand-Off or the date Geisinger approved the services.

     "Customer Premise Equipment (CPE)" shall mean equipment provided by GAS that is located at Geisinger sites.

     "Demarcation Point" shall mean the Ethernet jack on the CPE to which Geisinger will connect.

     "Hand-Off' shall mean the date on which GAS and Geisinger mutually agree that a connection can provide Internet connectivity.

     "Standby Connection" shall mean a connection that is used for production application traffic only on an occasional basis such as when another connections fails.


2. THE SERVICES TO BE PROVIDED

     GAS agrees to provide Geisinger with data communications as requested from time to time by Geisinger. Furthermore, Geisinger agrees to permit GAS to install equipment at Geisinger sites for other GAS customers as requested from time to time by GAS. The detailed scope of the services will be specifically described in an addendum, the form of which is attached hereto as Exhibit A


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2. THE SERVICES TO BE PROVIDED - continued

("Addendum"). The equipment required for each request and the appropriate fees to be rendered under this Agreement shall be mutually agreed to in advance and included in the Addendum.

     In addition to the foregoing, GAS shall provide all equipment on the carrier side of the demarcation point (i.e., as required provide an operational Ethernet connection to Geisinger at the equipment location). GAS shall further provide ongoing maintenance, repair and support of the equipment to keep it operational.

     Geisinger agrees to (i) provide GAS with reasonable access to the equipment locations for installation and maintenance at mutually-agreed times, (ii) provide GAS with a reasonable amount of space for indoor equipment in a reasonably secure and environmentally appropriate location and (iii) provide power as required for operation of the equipment. GAS agrees to adhere to Geisinger's procedures when requiring access to its facilities. On occasion, Geisinger may permit GAS to install a service at a Geisinger Location for demonstration or test purposes. Such installations shall be bound by the terms of this Agreement. GAS shall not make or suffer any unlawful, improper, or offensive use of Geisinger facilities or any other use thereof except as specified either herein or in the applicable Addendum.

     Geisinger shall have no obligations to GAS, its customers, or any other third party when Geisinger permits GAS to install equipment on Geisinger premises and such equipment is used by GAS to provide service to its other customers. Any and all obligations remain exclusively with GAS. Such an arrangement provides only for the mounting and/or installation locations and equipment as approved via an Addendum. In the event that carrier services are needed at such a location and permitted by the Addendum, GAS will negotiate with a carrier of its choice to purchase these services, and all costs associated with the carrier services will be directly billed to GAS by the carrier. GAS may not sublet any or all of the arrangement between GAS and Geisinger to any other party. GAS shall retain ownership of any equipment and materials that GAS purchases and installs at a Geisinger premise. All liabilities and costs associated with the equipment, materials, maintenance, and installation (including but not limited to permits, inspections, and insurance) shall remain solely with GAS and GAS agrees to indemnify and hold harmless Geisinger from all such liabilities and costs.


3. SERVICE WARRANTIES

     GAS warrants and represents that:

     o connections provided by GAS to Geisinger will have no common potential points of failure with connections provided by other carriers from Demarcation Point to Demarcation Point, with the possible exception of the CPE power source.
     o the average ping times between any two (2) GAS Multi-channel Multi-point Distribution System (MMDS) connected sites will be less than 3OmS and the average packet loss between any two (2) GAS MMDS connected sites will be less than 0.1%.
     o it will build and upgrade its network as required to ensure that the contracted point-to-point bandwidths will be available to Geisinger when needed.
     o it will adhere to the same reliability requirements that are expected from any other carrier.

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3. SERVICE WARRANTIES - continued

     o problems will be promptly and effectively responded to and repaired in accordance with the requirements set forth in Exhibit B.
     o it will have its wireless backbone network with a minimum capacity of 10Mbps operational by October 31, 2003.
     o GAS warrants that qualified personnel shall perform the obligations set forth in this Agreement in a good and workmanlike manner.


4. ASSIGNMENT OF EMPLOYEES

     In the event GAS utilizes the services of subcontractors, such subcontractors shall be considered to be the employees of GAS. Geisinger reserves the right to accept or reject an employee based upon specific or general skills required and the background and experience of an employee assigned by GAS. In the event that an employee demonstrates that he or she is not qualified to perform, or disrupts or interferes with Geisinger's business or employees, Geisinger shall notify GAS, and such employee shall be removed. Geisinger shall be the sole judge as to these matters and need not provide any reason for requesting removal of the employee. In the event that an employee is removed, Geisinger shall have the right to request that the employee removed be replaced with an employee acceptable to Geisinger.

     GAS employees providing services to Geisinger pursuant this Agreement, shall at all times during their engagement with Geisinger, shall be and remain employees of GAS and GAS shall be solely responsible for payment of their entire compensation earned in connection with the subject matter of this Agreement including employment taxes and expenses and benefits associated with their employment.


5. CONFIDENTIAL INFORMATION

     Confidential information means all information which is disclosed to or discovered by GAS, including but not limited to that which is disclosed to its employees which relates to Geisinger's past, present, or future research, development, business activities, financial information, vendor proprietary information and patient information. GAS shall not actively search out
Geisinger's confidential information. GAS shall hold all such confidential information in trust and confidence for Geisinger, and warrants that it and its employees will not, during the performance or after the termination of this Agreement, disclose to any person, firm, or corporation, or use for its own business or benefit any information obtained by it while in execution of the terms and conditions of this Agreement. GAS shall at all times abide by any and all applicable state and federal laws, rules and regulations regarding the disclosure of confidential information.

     Upon termination of their engagement with Geisinger, GAS hereby agrees that they shall deliver to and leave with Geisinger any and all confidential information, and all copies thereof then in GAS's possession or under their control, whether or not prepared by GAS.

     GAS acknowledges that any substantial violation of these provisions shall be a material breach of this Agreement, and that inasmuch as monetary damages will be inadequate to compensate for such harm, injunctive relief will be an appropriate remedy to enforce these provisions and GAS hereby consents to such injunctive relief. This provision shall survive the termination of this Agreement.

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6. FEES AND PAYMENT TERMS

     The fees for each service are as set forth in the associated Addendum. Any and all travel costs are included in the fee. All fees begin upon Geisinger's Acceptance. Upon the expiration of the term, as identified in the Addendum(s), the monthly fee may be increased, however, no increase will exceed the increase in the Consumer Price Index-Urban (CPI-U, U.S. Cities Average for all items) over the prior period charge.

     GAS will provide its best price for all services provided. This price may be fair market value, the price GAS charges to any other customer or a discounted price as may be mutually agreed to by the parties, whichever is the lowest. Furthermore, in the case where Standby Connections are used, the fee shall also reflect a discount for reduced loading on GAS's network and interconnections.

     For those amounts due to GAS, GAS will submit monthly invoices to the attention of Fiscal Management and Contracts, at Geisinger System Services, 100 North Academy Avenue, Mail Code 17-00, Danville, PA 17822 for services incurred during the preceding month. Each invoice will specifically itemize the fees and expenses for each request. Geisinger shall pay an undisputed invoice within forty-five (45) days of the receipt of said invoice.

     For those amounts due to Geisinger, GAS will send payment to Geisinger by the fifth (5th) of each month to the attention of Fiscal Management and Contracts, at Geisinger System Services, 100 North Academy Avenue, Mail Code 17-00, Danville, PA 17822 for services incurred during the preceding month. Each payment will specifically itemize the fees and expenses being paid.

     Geisinger will have the right to withhold payments or portions thereof in the event GAS fails to perform its obligations in the manner required by this Agreement. Geisinger will give GAS written notice of such failure to perform and GAS will have fifteen (15) calendar days to correct the failure. Upon correction of the failure, Geisinger will process the withheld payments. if the failure is not corrected, GAS shall be in default of its obligations under this Agreement and Geisinger has the option to terminate this Agreement. If such termination should occur, Geisinger's only obligation for payment will be for acceptable services performed up to the notification of failure to perform.


7. TAX

     To the extent that any goods or services purchased under this Agreement are eligible for exemption from Pennsylvania sales and use taxes, Geisinger will provide an Exemption Certificate to GAS, and GAS agrees to accept such certificate in lieu of collecting taxes.


8. TERM

     When executed by the parties hereto, this Agreement shall become effective as of the date first above written and shall continue in effect unless terminated as provided for herein.


9. TERMINATION

     Geisinger shall have the right to terminate, without cause, at any time, this Agreement, or any specific Addendum(s) related to those services GAS provides to Geisinger. Such termination will be effective upon receipt of


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9. TERMINATION - continued

written notice of termination by GAS. Geisinger's only obligation to GAS in the event of any such termination will be the payment to GAS for acceptable services performed up to the notification of termination.

     Either party shall have the right to terminate, without cause, at any time, any specific Addendum(s) related to those services Geisinger provides to GAS. Such termination will be effective one hundred and twenty (120) days from receipt of written notice by the terminating party. GAS's only obligation to Geisinger in the event of any such termination will be the payment to Geisinger for acceptable services provided up to the termination date.

     Geisinger shall also have the right to terminate, with cause, at any time, this Agreement or any specific Addendum(s). Termination for cause may include, but not be limited to, (i) a determination that an arrangement has an adverse legal effect on Geisinger, (ii) GAS equipment interferes with any Geisinger system, (iii) for reasons stated in Section 6. Geisinger will permit GAS a maximum of one hundred and twenty (120) days to cure a problem related to item
(ii) above. Such correction will be at GAS's sole expense. Notwithstanding the foregoing, if an interference, in Geisinger's sole opinion, threatens patient safety no cure period is required and GAS will immediately shut down and remove the GAS equipment which is causing the interference. Termination will be effective upon receipt of written notice of termination by GAS. In the event of termination due to items (i) and (ii) above, Geisinger's only obligation to GAS will be the payment to GAS for acceptable services performed up to the notification of termination, if terminated pursuant to item (iii) above, Geisinger's only obligation to GAS, will be the payment to GAS for acceptable services performed up to the notification of failure to perform.

     GAS shall have the right to terminate this Agreement or any specific Addendum(s) in the event of a material breach by Geisinger, which remains uncured. GAS shall be provide Geisinger written notification of such failure and one hundred and twenty (120) days from notification to cure the breach.


10. MEDICARE ACCESS TO RECORDS

     If the services provided under this Agreement have a cost or value of $10,000 or more over a twelve month period, both parties agree to preserve and provide access to each one's contracts, books, documents, and records to the Comptroller General of the United States, Health and Human Services, and their duly authorized representatives until the expiration of four years after the furnishing of services under this Agreement or as may be provided by regulation from time to time to implement the provisions of the Social Security Act relating to the determination of reasonable costs as a provider of, or a subcontractor of, services under the Medicare program.


11. RELEASE OF INFORMATION

     The provisions of this Agreement are confidential and protected from disclosure to any other party unless (i) otherwise provided for in this Agreement, (ii) disclosure is required by law, or (iii) either Party engages a third party for purposes such as quality assurance or auditing. Said third party will be exposed to this Agreement on a "need to know" basis


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12. INSURANCE

     Each party agrees to maintain, at its own cost and expense, insurance coverage as necessary and reasonable to insure itself and its employees and agents in connection with the performance of its duties and responsibilities under this Agreement. Upon request, the parties agree to provide one another with a Certificate of Insurance evidencing said insurance coveting such liability with an insurer AM Best rated A or better, and will continue such insurance in force during the term of this Agreement. Further, both parties agree to notify the other party immediately if the aggregate coverage as stated on the Certification of Insurance is impaired more than fifty percent (50%).

     GAS shall carry insurance, in necessary and reasonable amounts, on all facets of its operation related to Geisinger, including but not limited to installation, operation, and maintenance of GAS's equipment. Coverage shall include loss of life and personal injury for GAS employees and others, as well as property insurance covering GAS's equipment and possible damage to Geisinger's facilities, from all reasonable causes including lightning strike.


13. INDEMNIFICATION

     Each party agrees to protect, indemnify, and hold harmless the other party from and against any and all loss, damage, cost, and expense (including attorneys' fees) which may be suffered or incurred under this Agreement as a result of the negligent or intentional acts of the indemnifying party, its employees, agents, consultants, or subcontractors. Said indemnity is in addition to any other rights that the indemnified party may have against the indemnifying party and will survive the termination of this Agreement.


14. PATENT AND COPYRIGHT INDEMNIFICATION

     At GAS's expense, should any service become, or in GAS's opinion is likely to become, the subject of a claim of infringement of a United States copyright or a United States patent, GAS must either (i) procure for Geisinger the right to continue using the service, (ii) replace or modify the service with an equivalent service, or (iii) refund one hundred percent (100%) of the fees paid for the installation of the service if such an event occurs within one hundred and eighty (180) calendar from Acceptance.

     GAS will defend, at its expense, any action brought against Geisinger to the extent that it is based on a claim that a service used in accordance with this Agreement infringes a copyright in the United States or that use of the product infringes a United States patent. GAS will pay any costs (including attorney's fees) associated with such action which are attributable to such claim provided that Geisinger notifies GAS promptly in writing of the claim and permits GAS full control and sole authority in the defense and/or settlement of such claim.


15. GOVERNING LAW

     This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania and the parties hereto agree to the jurisdiction of the Commonwealth of Pennsylvania.


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16. NOTIFICATION OF INCIDENTS

     Each party hereto agrees to notify each other within twenty-four (24) hours after the discovery of any and all, as applicable, incidents, occurrences, asserted or unasserted claims, or other causes of action involving the individual services provided under this Agreement. Upon receipt of discovery by either Party of any incident, occurrence, claim (either asserted or potential), notice of lawsuit, or lawsuit involving this Agreement, said Party agrees to immediately notify the other Party and both Parties agree to provide complete access, as may be provided under the law, to such records and other relevant information as may be necessary or desirable to resolve such matters. This Section shall survive the termination of this Agreement.


17. INDEPENDENT ENTITIES

     None of the provisions of this Agreement are intended to create nor shall be deemed or construed to create any relationship between the parties other than that of independent entities contracting with each other solely for the purpose of affecting the provisions of this Agreement. Neither party nor any of its employees or agents will be construed to be the agent, the employer, or representative of the other party. Neither party has any express or implied rights or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party, except as may otherwise be set forth in this Agreement.


18. WAIVER

     Failure of the parties hereto to complain of any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by said party of any of its rights hereunder. No waiver by any of the parties hereto at any time, expressed or implied, of any breach of any provision of this Agreement shall be deemed a waiver of breach of any other provision of this Agreement or a consent to any subsequent breach of the same or any other provision.


19. NOTICES

     All notices and communications related to this Agreement must be in writing and will be deemed given when (i) personally delivered, (ii) sent by facsimile transmittal, or (iii) upon receipt when deposited with the United States Postal Service, postage prepaid, addressed as follows or to such other person and/or address as the Party to receive may designate by notice to the other:



      If to        Gateway Access Solutions
      GAS:         701 Bloom Street
                   Suite "C"
                   Danville, PA 17822
                   Attention:President/CEO

      If to        Geisinger System Services
      Geisinger:   100 North Academy Avenue
                   Danville, PA 17822-1700
                   Attention:Sr. Vice President, Information Technology and CIO


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20. PARTIAL INVALIDITY/INTERPRETATION

     If any term or provision of this Agreement is determined to be invalid or unenforceable, the remainder of this Agreement will not be affected thereby. The section headings in this Agreement are solely for reference purposes.


21. CODE OF CONDUCT

     As part of Geisinger's commitment to maintaining an ethical work environment, Geisinger has adopted the "Geisinger Code of Conduct" (the "Code"). The Code shall be incorporated by reference into this Agreement. The Code applies to any contractor or contractor's employees and agents performing services on behalf of Geisinger. GAS agrees to be bound by the Code on behalf of itself, its employees and agents and shall advise such employees and agents that they will be required to abide by the Code while providing the services required by this Agreement. Notwithstanding other termination provisions contained herein, any failure by GAS or GAS employees and agents to comply with the Code may result in immediate termination of this Agreement by Geisinger without penalty to Geisinger.


22. ASSIGNMENT

     This Agreement or any part, articles, or sections thereof may not be assigned during the term of the Agreement by any of the parties hereto without the prior written consent of the other party, except (i) as may otherwise be provided for herein and (ii) each party may at any time assign its rights and obligations hereunder to a corporation controlled by, in control of, or under common control of the assigning party provided however, it provides the non-assigning party with thirty (30) days prior written notice of said assignment.


23. NONDISCRIMINATION/AFFIRMATIVE ACTION

     During the performance of this Agreement, the parties agree to comply with all Federal, state and local laws respecting discrimination in employment and nonsegregation of facilities including, but not limited to, requirements set out at 41 CFR 60-1., 60-250.5 and 60-741.5, as amended from time to time, which equal opportunity clauses are hereby incorporated by reference. Notification is hereby given that compliance with these clauses may require the parties to annually file certain reports (e.g., the EEO-l Report and VETS-l00 Report) with the Federal government and may require the parties to develop written Affirmative Action Programs for Women and Minorities, covered Veterans and/or Handicapped Persons.


24. THIRD PARTIES

     This Agreement is solely between the parties hereto and is not intended to be enforceable by any third parties or to create any express or implied rights hereunder of any nature whatsoever in any third parties.


25. DRUG AND ALCOHOL POLICY

     GAS has been provided with Geisinger's "DRUG AND ALCOHOL POLICY SUMMARY FOR CONTRACTORS" (Exhibit C) and agrees to abide by said policy at all times when GAS or GAS's employees or agents are performing contracted services on


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25. DRUG AND ALCOHOL POLICY - continued

Geisinger's premises. GAS may obtain the policy in its entirety by contacting Geisinger's Human Resources department. Notwithstanding other termination provisions contained herein, any failure by GAS to comply with the policy may result in immediate termination of this Agreement by Geisinger.


26. CERTIFICATION REGARDING DEBARMENT, SUSPENSION, PROPOSED DEBARMENT, AND OTHER RESPONSIBILITY MATTERS

     Both parties certify, to the best of their knowledge and belief, that the parties and/or any of their principals are not presently debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any federal agency. Both parties further certify that they are not disqualified for violations listed in Title 42 of the United States Code. "Principals," for the purposes of this certification, means officers, directors, owners, partners, and persons having primary management or supervisory responsibilities within a business entity (e.g., general manager, plant manager, head of a subsidiary, division, or business segment, and similar positions). Both parties shall provide immediate written notice to the other party if, at any time prior to the execution of this Agreement, either party learns that its certification was erroneous when submitted or has become erroneous by reason of changed circumstances. The certification in this provision is a material representation of fact upon which reliance was placed when entering into this Agreement. Notwithstanding any provision to the contrary in this Agreement, if it is later determined that either party knowingly rendered an erroneous certification, in addition to other remedies available to the other party, the other party may terminate this Agreement for default. Further each party agrees to conform to all laws, rules, regulations and policies of governing authorities which have jurisdiction over the use and transfer of confidential patient data which shall include, but is not limited to, the policies and regulations of the Health Insurance Portability and Accountability Act. Each party reserves the right to reevaluate this Agreement as regulations from the Health Insurance Portability and Accountability Act become more clearly defined.


27. COMPLIANCE AND SEVERABILITY

     During the term of this Agreement, the parties agree each will comply with any and all laws, rules, regulations, and licensing requirements, that are now or hereafter promulgated by any local, state, and federal governmental authority agency that governs or applies to their respective duties and obligations hereunder and with any and all rules and/or standards that are now or hereafter promulgated by any accrediting or administrative body that governs or applies to their respective duties and obligations hereunder. The parties shall comply with all applicable laws, statues and regulations in carrying out their responsibilities under this Agreement, including but not limited to, the requirements of the Department of Health ("DOH'), Joint Commission on the Accreditation of Healthcare Organizations ("JCAHO") and the National Committee on Quality Assurance ("NCQA"), as applicable.

     In the event any provision of this Agreement is rendered invalid or unenforceable by an Act of Congress including, but not limited to, the Anti-Kickback Statute, the Criminal and Civil False Claims Act, the Federal Self-Referral Statute (Stark I or Stark II), the Criminal False Statement Act, or any other provision relating to the fraud and abuse compliance obligations of providers participating in the Medicare and/or Medicaid programs, by the Pennsylvania Legislature, or by any regulation duly promulgated by officers of the United States or the Commonwealth of Pennsylvania acting in accordance with


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27. COMPLIANCE AND SEVERABILITY - continued

law, or declared null and void by any court of competent jurisdiction, the parties shall exercise best efforts to renegotiate the Agreement to comply with the requirements of the law, amend the Agreement to mutual satisfaction of the parties and in accordance with the other provisions contained in this Agreement. If the parties fail to reach such an accommodation after ninety (90) days following a written request by either of the parties to discuss such an accommodation, then either may terminate this Agreement upon thirty (30) days written notice, without further obligation or penalty, financial or otherwise, to the other party.


28. CONFIDENTIALITY OF PROTECTED HEALTH INFORMATION/HIPAA.

     GAS acknowledges that Geisinger may create or access protected health information ("PHI") as defined in 45 CFR 164.501. GAS agrees to advise its employees and agents that, should such employees and/or agents be incidentally exposed to or incidentally access such PHI, such employees and/or agents must maintain such PHI in strictest confidence. This provision shall survive termination of this Agreement.


29. PROMOTIONAL MATERIALS

     Each party agrees not to use the name, trade mark, service mark, or design registered to the other party or its affiliates in any publicity, promotional, or advertising material, unless review and written approval of the intended use is obtained from the other party prior to the release of any such material. Said approval will not be unreasonably withheld by either party.


30. VIRUS PROTECTION

     GAS warrants that it will use industry supplied anti-virus software in the performance of its duties hereunder. If the event, Geisinger receives a virus from GAS, GAS will reimburse Geisinger for the cost of virus clean-up at a rate of fifty-five dollars ($55) an hour.


31. ENTIRE AGREEMENT/AMENDMENT/MULTIPLE ORIGINALS

     This Agreement, together with any attachments or exhibits, sets forth the entire Agreement between the parties with respect to the subject matter hereof Any prior purchase orders, agreements, promises, negotiations or representations, whether oral or written, not expressly set forth in this Agreement are of no force or effect. This Agreement may not be amended except by a writing signed by both parties. This Agreement shall be executed in multiple originals, one for each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and the year first above written.

GATEWAY ACCESS SOLUTIONS                   GEISINGER SYSTEM SERVICES

SIGNATURE: /s/ Andrew C. Nester            SIGNATURE:  /s/ Francis M. Richards
           -----------------------                     ------------------------
NAME:          Andrew C. Nester            NAME:           Francis M. Richards
TITLE:         President/CEO               TITLE:          Agent
DATE:          7/18/2003                   DATE:           7/23/03

                                    EXHIBIT A

                                    ADDENDUM
                                     TO THE

                               SERVICES AGREEMENT
                                     BETWEEN
             GATEWAY ACCESS SOLUTIONS AND GEISINGER SYSTEM SERVICES
                                 DATED 7/23,2003




Gateway Access Solutions ("GAS") and Geisinger System Services, on behalf of itself and as agent for its affiliated entities ("Geisinger") hereby agree that the Services Agreement dated 7/23, 2003, is amended as follows:



        Additional services will be provided as specified herein.

        Estimated Installation Date:

        Estimated Installation Completion Date:

        Description of Work:

        Fees:

        Term of Fees:

        Service Criticality:

        Additional terms:

Except as otherwise herein specifically noted or modified, all terms and conditions of the Professional Services Agreement shall remain in full force and effect.



GATEWAY ACCESS SOLUTIONS                    GEISINGER SYSTEM SERVICES

SIGNATURE: /s/ Andrew C. Nester_            SIGNATURE: /s/ Francis M. Richards
          --------------------------                   ------------------------
NAME:          Andrew C. Nester             NAME:          Francis M. Richards
TITLE:         President/CEO                TITLE:         Agent
DATE:          7/18/2003                    DATE:          7/23/03

                                    EXHIBIT B

                              SUPPORT RESPONSE TIME


1. Definitions.

     1. Initial Return Call. "Initial Return Call" means the first call made to Geisinger after Geisinger has requested assistance. The purpose of this call is to determine the nature of the problem.

     2. Response Time. "Response Time" means the elapsed time from receipt of a service call from Geisinger to the time the Initial Return call is made to Geisinger.

     3. Critical. "Critical" refers to a condition that is stopping production use of a connection, with no alternate method of connectivity, and end users are prevented from accessing functions or data.

     4. Serious. "Serious" refers to a condition that is adversely affecting Geisinger's connectivity, but backup connectivity is available.

     5. Minor. "Minor" refers to situations where there is a problem with a service but the service would not be in active use or the impact of the problem is insignificant.


II. Response Time.

     1. Critical Conditions. Critical Conditions will be worked at the highest priority to provide the fastest possible resolution. Response to a Critical Condition incoming call will typically be within one (1) hour and will not exceed four (4) hours. For Critical Conditions, GAS will make every reasonable effort to correct the Condition until the problem is successfully resolved. In the event that GAS is unable to resolve a Critical Condition within eight (8) hours of notification by Geisinger, GAS will issue a credit in the amount of ten percent (10%) of the monthly fee for every hour beyond the initial eight (8) hours, up to a maximum of eighteen (18) hours. Thereafter, Geisinger will receive an additional credit in the amount of one (1) monthly fee for every seventy-two (72) hour period beyond the initial eighteen (18) hours that an original Critical Condition remains unresolved, up to a maximum credit of twelve
(12) months of the monthly fee.

     2. Serious Conditions. GAS will use reasonable efforts to correct Serious Conditions within two (2) working days of receipt of the request for assistance. In the event that GAS determines that a Serious Condition will take longer than two (2) working days, GAS will notify Geisinger in writing with a plan of action to correct the Serious Condition in a timely manner. If after ten (10) days from notification of a Serious Condition, GAS has not resolved the Serious Condition, the Serious Condition will automatically be converted to Critical Condition status. The penalty under this condition is limited to a credit of one (1) monthly fee.

     3. Minor Conditions. Minor problems may be queued with routine priority. If a minor problem is not corrected within three (3) working days. it will automatically be escalated to Serious Condition status.

                                    EXHIBIT C

                 DRUG AND ALCOHOL POLICY SUMMARY FOR CONTRACTORS



As part of Geisinger's commitment to maintaining a drug free workplace, Geisinger has adopted a zero tolerance drug and alcohol policy which applies to any contractor performing services on behalf of Geisinger while on Geisinger's property. Geisinger's contractors shall not use, possess, transport, promote or sell alcohol, any drug or drug paraphernalia when performing work for Geisinger while on Geisinger's property (which includes being in or operating personal vehicles in Geisinger's parking lots). Copies of the complete policy are available for reference from Geisinger's Human Resources department.

                                   ADDENDUM I
                            TO THE SERVICES AGREEMENT
                                     BETWEEN
             GATEWAY ACCESS SOLUTIONS AND GEIS1NGER SYSTEM SERVICES
                                DATED 7/23, 2003

     Gateway Access Solutions (`GAS") and Geisinger System Services, on behalf of itself and as agent for its affiliated entities ("Geisinger") hereby agree that the Services Agreement dated 7/23-, 2003, is amended as follows:


Additional services will be provided as specified herein.

Estimated Installation Date:   July 18, 2003

Estimated Installation
Completion Date:               July 18, 2003

Description of Work:GAS  will   provide  a  Standby   Connection   for  Internet
                    connectivity via MMDS equipment at Geisinger approved locations at Geisinger Wyoming Valley. The service will be capable of a sustained 3Mbps rate to other sites on GAS's backbone network. Geisinger will also use this connection for downloads from specific IT vendors. In addition, Geisinger may use this connection as a backup for a primary connection and for the purpose of tunneling and routing protocol traffic necessary to monitor the status of the connection.

Fees:               Installation fee: $250 Monthly fee: $500

Term of Fees:       The fees stated in this  Addendum  shall  expire on June 30,
                    2006. Thereafter, the fees will automatically increase for additional one (1) year terms as permitted in Section 6 of the Agreement.

Service Criticality:Problems  associated  with this service will be considered a
                    Serious Condition unless Geisinger is simultaneously having problems with other carriers at GWV, in which case it will be considered a Critical Condition will be granted.

Additional terms:

Except as otherwise herein specifically noted or modified, all terms and conditions of the Professional Services Agreement shall remain in full force and effect.

GATEWAY ACCESS SOLUTIONS                    GEISINGER SYSTEM SERVICES

SIGNATURE: /s/ Andrew C. Nester             SIGNATURE: /s/ Francis M. Richards
             --------------------                      -------------------------
NAME:          Andrew C. Nester             NAME:          Francis M. Richards
TITLE:         President/CEO                TITLE:         Agent
DATE:          7/18/2003                   DATE:           7/23/03-

                                   ADDENDUM II
                            TO THE SERVICES AGREEMENT
                                     BETWEEN
             GATEWAY ACCESS SOLUTIONS AND GEISINGER SYSTEM SERVICES
                                DATED 7/23, 2003


Gateway Access Solutions ("GAS") and Geisinger System Services, on behalf of itself and as agent for its affiliated entities ("Geisinger") hereby agree that the Services Agreement dated 7/23-, 2003, is amended as follows:



Additional services will be provided as specified herein.

Estimated Installation Date:   July 31, 2003

Estimated Installation
Completion Date:               July 31, 2003

Description of Work:GAS will provide  Internet  connectivity  for  Geisinger via
                    MMDS equipment at Geisinger approved locations at Geisinger Medical Center. The service will be capable of a sustained 3Mbps rate to other sites on GAS's backbone network. Geisinger will normally use this connection for active Internet connectivity and Standby Connections to other Geisinger sites with GAS connectivity.

Fees:               Installation fee: $250  Monthly fee: $875

Term of Fees:       The fees stated in this  Addendum  shall  expire on June 30,
                    2006. Thereafter, the fees will automatically increase for additional one (1) year terms as permitted in Section 6 of the Agreement.

Service Criticality:Problems  associated  with this service will be considered a
                    Serious Condition unless Geisinger is simultaneously having problems with other Internet Service Providers, in which case it will be considered a Critical Condition.

Additional terms:


Except as otherwise herein specifically noted or modified, shall remain in full force and effect.

GATEWAY ACCESS SOLUTIONS                   GEISINGER SYSTEM SERVICES

SIGNATURE: /s/ Andrew C. Nester            SIGNATURE: /s/ Francis M. Richards
          -------------------------                   -------------------------
NAME:         Andrew C. Nester             NAME:          Francis M. Richards
TITLE:        President/CEO                TITLE:         Agent
DATE:         7/18/2003                    DATE:          7/23/03

                                  ADDENDUM III
                            TO THE SERVICES AGREEMENT
                                     BETWEEN

             GATEWAY ACCESS SOLUTIONS AND GEISINGER SYSTEM SERVICES
                                DATED 7/23, 2003


Gateway Access Solutions ("GAS") and Geisinger System Services, on behalf of itself and as agent for its affiliated entities ("Geisinger") hereby agree that the Services Agreement dated 7/23, 2003, is amended as follows:



Additional services will be provided as specified herein.

Estimated Installation Date:   July 18, 2003

Estimated Installation
Completion Date:               July 18, 2003

Description of Work:GAS will provide Standby  Connection  Internet  connectivity for Geisinger via MMDS equipment at Geisinger approved locations at the Valley Surgery Center, Wilkes-Barre, PA. The service will be capable of a sustained 500Kbps rate to other sites on GAS's backbone network. In addition, Geisinger may use this connection as a backup for a primary connection and for the purpose of tunneling and routing protocol traffic necessary to monitor the status of the connection.

Fees:               Installation fee: $250 Monthly fee: $75

Term of Fees:       The fees stated in this  Addendum  shall  expire on June 30,
                    2006. Thereafter, the fees will automatically increase for additional one (1) year terms as permitted in Section 6 of the Agreement.

Service Criticality:Problems  associated  with this  service  will  considered a
                    Minor Condition unless Geisinger is simultaneously having problems with the main connection to the site, in which case it will be considered a Critical Condition.

Additional terms:


                    Except as otherwise herein specifically noted or modified, all terms and conditions of the Professional Services Agreement shall remain in full force and effect.


GATEWAY ACCESS SOLUTIONS                   GEISINGER SYSTEM SERVICES

SIGNATURE: /s/ Andrew C. Nester            SIGNATURE:  /s/ Francis M. Richards
           ------------------------                    -------------------------
NAME:          Andrew C. Nester            NAME:           Francis M. Richards
TITLE:         President/CEO               TITLE:          Agent
DATE:          -7/18/2003-                  DATE:          -7/23/03-

                                   ADDENDUM IV

                            TO THE SERVICES AGREEMENT
                                     BETWEEN
             GATEWAY ACCESS SOLUTIONS AND GEISINGER SYSTEM SERVICES
                                DATED 7/23, 2003

                    Gateway Access Solutions ("GAS") and Geisinger System Services, on behalf of itself and as agent for its affiliated entities ("Geisinger") hereby agree that the Services Agreement dated 7/23-, 2003, is amended as follows:


Additional services will be provided as specified herein.

Estimated Installation Date:   July 18, 2003

Estimated Installation
Completion Date:               July 18, 2003

Description of Work:Geisinger will permit GAS to install  equipment at Geisinger approved locations at Geisinger Medical Center to provide service to other GAS customers.


Approved installations include:
                    - Two (2) antenna assemblies up to 24" high by 24" wide on the east wall of the elevator penthouse of Abigail Geisinger Clinic.
                    - Two (2) antenna assemblies up to 36" high on Geisinger-approved roof pedestals.
                    - Passage of cables through an existing roof penetration to an existing communications closet on the floor below.
                    - Radio and related equipment associated with the four (4) antennas and supporting network equipment in a fully-enclosed locked cabinet provided by GAS. Such items to be placed in a communications closet.

Demarcation and extension of up to four (4) T 1s to the communication closet.

Fees:               Installation fee: $0 Monthly fee: $400

Term of Fees:       The fees stated in this  Addendum  shall  expire on June 30,
                    2007. Thereafter, the fees will automatically increase for additional one (1) year terms as permitted in Section 6 of the Agreement.

Service Criticality:

Additional terms:

                    Except as otherwise herein specifically noted or modified, all terms and conditions of the Professional Services Agreement shall remain in full force and effect.

GATEWAY ACCESS SOLUTIONS                   GEISINGER SYSTEM SERVICES

SIGNATURE: /s/ Andrew C. Nester            SIGNATURE: /s/ Francis M. Richards
           -------------------------                  -------------------------
NAME:          Andrew C. Nester            NAME:          Francis M. Richards
TITLE:         President/CEO               TITLE:         Agent
DATE:          -7/18/2003-                  DATE:         -7/23/03-

                                   ADDENDUM V
                            TO THE SERVICES AGREEMENT
                                     BETWEEN
             GATEWAY ACCESS SOLUTIONS AND GEISINGER SYSTEM SERVICES
                                DATED 7/23, 2003

Gateway Access Solutions ("GAS") and Geisinger System Services, on behalf of itself and as agent for its affiliated entities ("Geisinger") hereby agree that the Services Agreement dated 7/23, 2003, is amended as follows:


Additional services will be provided as specified herein.

Estimated Installation Date:   July 31, 2003

Estimated Installation
Completion Date:               July 31, 2003

Description of Work:Geisinger will permit GAS to install  equipment at Geisinger approved locations at Geisinger Medical Center to provide service to other GAS customers.

Approved installations include:
                    - Two (2) antenna assemblies up to 24" high by 24" wide on the roof of the Geisinger Office Building.
                    - Passage of cables through an existing roof penetration to an existing communications closet on the floor below.
                    - Radio and related equipment associated with the two (2) antennas and supporting network equipment in a fully-enclosed locked cabinet provided by GAS. Such items to be placed in a communications closet.

Fees:               Installation fee:$0 Monthly fee: $200

Term of Fees:       The fees stated in this  Addendum  shall  expire on June 30,
                    2007. Thereafter, the fees will automatically increase for additional one (1) year terms as permitted in Section 6 of the Agreement.

Service Criticality:

Additional terms:

                    Except as otherwise herein specifically noted or modified, all terms and conditions of the Professional Services Agreement shall remain in full force and effect.

GATEWAY ACCESS SOLUTIONS                   GEISINGER SYSTEM SERVICES

SIGNATURE: /s/ Andrew C. Nester            SIGNATURE:  /s/ Francis M. Richards
           -------------------------                   -------------------------
NAME:          Andrew C. Nester            NAME:           Francis M. Richards
TITLE:         President/CEO               TITLE:          Agent
DATE:          -7/18/2003-                 DATE:           -7/23/03-